Exhibit 4.2

PANDORA MEDIA, LLC

SIRIUS XM HOLDINGS INC.

AND

CITIBANK, N.A.,

as Trustee

THIRD SUPPLEMENTAL INDENTURE

February 1, 2019

1.75% Convertible Senior Notes Due 2023

THIRD SUPPLEMENTAL INDENTURE, dated as of February 1, 2019 (this “Supplemental Indenture”), among Pandora Media, LLC (f/k/a Pandora Media, Inc.), a Delaware limited liability company (the “Company”), Sirius XM Holdings Inc., a Delaware corporation (the “Guarantor”), and Citibank, N.A., a national banking association, as trustee (the “Trustee”), to the Indenture, dated as of June 1, 2018 (the “Original Indenture”), between the Company and the Trustee, as amended by the First Supplemental Indenture (the “First Supplemental Indenture”), dated as of January 31, 2019, between the Company and the Trustee and the Second Supplemental Indenture, dated as of February 1, 2019 (the “Second Supplemental Indenture” and, together with the Original Indenture and the First Supplemental Indenture, the “Indenture”), among the Company, Billboard Holding Company, Inc., a Delaware corporation and the direct parent company of the Company (“New Holding Company”), and the Trustee.

WHEREAS, the Company has heretofore executed and delivered the Indenture, pursuant to which the Company issued its 1.75% Convertible Senior Notes Due 2023 (the “Notes”) in the original aggregate principal amount of $192,949,000, which were originally convertible under certain circumstances into cash, the Company’s common stock, par value $0.0001 per share (“Company Common Stock”), or a combination thereof, at the Company’s election;

WHEREAS, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of September 23, 2018 (as amended, supplemented, restated or otherwise modified, the “Merger Agreement”), by and among the Company, the Guarantor, Sirius XM Radio Inc., White Oaks Acquisition Corp. (“Sirius Merger Sub”), New Holding Company and Billboard Acquisition Sub, Inc. (“Pandora Merger Sub”), Pandora Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of New Holding Company and each outstanding share of Company Common Stock was converted into one validly issued, fully paid and non-assessable share of common stock of New Holding Company, par value $0.0001 per share (the “Holding Company Common Stock”) and the right to convert the principal amount of the Notes was changed to the right to convert such principal amount of Notes into Holding Company Common Stock as set forth in the Second Supplemental Indenture;

WHEREAS, pursuant to the Merger Agreement, Sirius Merger Sub will, substantially concurrently with the effectiveness of this Supplemental Indenture, merge with and into New Holding Company, with New Holding Company surviving as a wholly-owned subsidiary of Guarantor (the “Merger”) and, pursuant to the terms of the Merger, each outstanding Holding Company Common Stock will be converted into 1.44 validly issued, fully paid and non-assessable shares of common stock, par value $0.001 per share, of the Guarantor (the “Guarantor Common Stock”);

WHEREAS, the Merger constitutes a Merger Event under the Indenture and Section 14.07 of the Indenture provides that in the case of any Merger Event, prior to or at the effective time of such Merger Event, the Company shall execute and deliver to the Trustee a supplemental indenture permitted under Section 10.01(g) of the Indenture which provides that upon such Merger Event (i) subsequent conversions of Notes shall be into Reference Property in the manner set forth in Section 14.07 of the Indenture and (ii) subsequent anti-dilution and other adjustments shall be as nearly equivalent as is possible to the adjustments provided for in Article 14 of the Indenture;

WHEREAS, from and after the Effective Time (as defined in Section 4.5 below), the Guarantor desires to fully and unconditionally guarantee all of the payment obligations of the Company under the Notes and the Indenture primarily so as to make available the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), provided by Section 3(a)(9) of the Act for shares of Guarantor Common Stock delivered upon conversion of the Notes following the Merger;

WHEREAS, pursuant to Section 10.01 of the Indenture, the Company and the Trustee may enter into indentures supplemental to the Indenture to, among other things, make certain changes (i) to add guarantees with respect to the Notes, (ii) that do not adversely affect the rights of any Holder in any material respect and (iii) in connection with any Merger Event, including to provide that the Notes are convertible into Reference Property, subject to the provisions of Section 14.02, and make such related changes to the terms of the Notes in accordance with Section 14.07;

WHEREAS, the Board of Directors of the Guarantor by resolutions adopted on January 29, 2019 and the sole member of the Company by written consent on February 1, 2019 have duly authorized, on behalf of the Guarantor and the Company, as applicable, this Supplemental Indenture;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Sections 10.05 and 14.07 of the Indenture; and

WHEREAS, the Company and Guarantor have requested that the Trustee execute and deliver this Supplemental Indenture and have satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.

WITNESSETH:

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NOW THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions in the Supplemental Indenture. Unless otherwise specified herein or the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended or supplemented pursuant to this Supplemental Indenture;

(b) the terms defined in this Article and in this Supplemental Indenture include the plural as well as the singular;

(c) unless otherwise stated, a reference to a Section or Article is to a Section or Article of this Supplemental Indenture; and

(d) Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 1.2. Definitions in the Indenture.

(a) The Indenture is hereby amended and supplemented by adding the following additional definitions to Section 1.01 of the Indenture in the appropriate alphabetical order.

“Guarantee” means, as to any person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of all or any part of any indebtedness or other obligations.

“Guarantee Obligations” has the meaning set forth in Section 3.1 of the Third Supplemental Indenture.

“Guarantor” means Sirius XM Holdings Inc., a Delaware corporation.

“Note Guarantee” means the Guarantee by the Guarantor of the payment or performance of the Company’s obligations under this Indenture and the Notes pursuant to Article III of the Third Supplemental Indenture.

“Third Supplemental Indenture” means that certain Supplemental Indenture, dated as of February 1, 2019, by and among the Company, the Guarantor and the Trustee.

(b) The Indenture is hereby amended by replacing the defined terms “Board of Directors,” “Board Resolution,” “Common Stock,” “Daily VWAP,” “Ex-Dividend Date,”

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“Fundamental Change,” “Officer,” “Officer’s Certificate” and “Opinion of Counsel” in their entirety with the following terms:

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it hereunder, or for purposes of the “Record Date” and Article 14, the board of directors of the Guarantor or a committee of such board duly authorized to act for it hereunder.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company or the Guarantor, as applicable, to have been duly adopted by the Board of Directors, and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Common Stock” means the common stock of the Guarantor, par value $0.001 per share, at the date of the Third Supplemental Indenture, subject to Section 14.07.

“Daily VWAP” means, for each of the 40 consecutive Trading Days during the relevant Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SIRI <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Ex-Dividend Date” means the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Guarantor or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Fundamental Change” shall be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Guarantor, its Wholly Owned Subsidiaries and the employee benefit plans of the Guarantor and its Wholly Owned Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Guarantor’s Common Equity representing more than 50% of the voting power of the Guarantor’s Common Equity;

(b) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Guarantor pursuant to

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which the Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Guarantor and its Subsidiaries, taken as a whole, to any Person other than one of the Guarantor’s Wholly Owned Subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of the Guarantor’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);

(c) the stockholders of the Guarantor approve any plan or proposal for the liquidation or dissolution of the Guarantor; or

(d) the Common Stock (or other common stock underlying the Notes) ceases to be listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors);

provided, however, that a transaction or transactions described in clause (a) or clause (b) above shall not constitute a Fundamental Change if at least 90% of the consideration received or to be received by the common stockholders of the Guarantor, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Notes become convertible into such consideration, excluding cash payments for fractional shares (subject to the provisions of Section 14.02(a)). If any transaction in which the Common Stock is replaced by the securities of another entity occurs, following completion of any related Make-Whole Fundamental Change Period (or, in the case of a transaction that would have been a Fundamental Change or a Make-Whole Fundamental Change but for the proviso immediately following clause (d) of the definition thereof, following the effective date of such transaction) references to the Guarantor in this definition shall instead be references to such other entity.

“Officer” means, with respect to the Company or the Guarantor, the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Secretary, any Executive or Senior Vice President or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”).

“Officer’s Certificate,” when used with respect to the Company or the Guarantor, means a certificate that is delivered to the Trustee and that is signed by an Officer of the Company. Each such certificate shall include the statements provided for in Section 17.05 if and to the extent required by the provisions of such Section. The Officer giving an Officer’s Certificate pursuant to Section 4.08 shall be the principal executive, financial or accounting officer of the Company.

“Opinion of Counsel” means an opinion in writing, signed by legal counsel, who may be an employee of or counsel to the Company or the Guarantor, as applicable, or other counsel

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acceptable to the Trustee that is delivered to the Trustee. Each such opinion shall include the statements provided for in Section 17.05 if and to the extent required by the provisions of such Section 17.05.

ARTICLE II
EFFECT OF MERGER ON CONVERSION PRIVILEGE

Section 2.1. Conversion Right. From and after the Effective Time, the consideration due upon conversion of any Notes shall be determined in the same manner as if each reference to any number of shares of Holding Company Common Stock in Article 14 of the Indenture were instead a reference to the corresponding number of shares of Guarantor Common Stock that a Holder of such number of Holding Company Common Stock equal to the Conversion Rate immediately prior to the Effective Time would have been entitled to receive upon the consummation of the Merger; provided that, at and after the Effective Time, any amount otherwise payable in cash in lieu of fractional shares of Guarantor Common Stock upon conversion of the Notes will continue to be payable as described in Section 14.02 of the Indenture. For clarity, the initial Conversion Rate from and after the Effective Time will be 150.4466 shares of Guarantor Common Stock.

Section 2.2. Additional Amendments to the Indenture. The Indenture is hereby amended as follows:

(a) The seventh paragraph of Section 2.05(a) of the Indenture is hereby amended by adding the words “the Guarantor,” after each occurrence of the words “the Company”.

(b) The last paragraph of Section 2.05(c) of the Indenture is hereby amended by adding the words “the Guarantor,” after each occurrence of the words “the Company”.

(c) The third sentence of Section 2.10 of the Indenture is hereby amended and restated in full to read as follows:

“In addition, the Company may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to the Company), repurchase Notes in the open market or otherwise, whether by the Guarantor, the Company or its Subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives.”

(d) Section 12.01 of the Indenture is hereby amended and restated in full to read as follows:

“Section 12.01. Indenture and Notes Solely Corporate Obligations. No recourse for the payment of the principal of or accrued and unpaid interest on any Note, nor for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or the Guarantor in this Indenture or in any supplemental indenture, any Note or any Note Guarantee, nor because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, Officer or director or Subsidiary, as such, past, present or future, of the Guarantor, the Company or of any successor corporation, either directly or through the Guarantor, the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any

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assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture and the issuance of the Notes.”

(e) Section 14.01(b)(ii) of the Indenture is hereby amended and restated in full to read as follows:

“(ii) If, prior to the close of business on the Business Day immediately preceding July 1, 2023, the Guarantor elects to:

(A)	issue to all or substantially all holders of the Common Stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance; or

(B)	distribute to all or substantially all holders of the Common Stock the Guarantor’s assets, securities or rights to purchase securities of the Guarantor, which distribution has a per share value, as reasonably determined by the Board of Directors, exceeding 10% of the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the date of announcement for such distribution, then, in either case, the Company shall notify all Holders of the Notes, the Trustee and the Conversion Agent (if other than the Trustee) at least 50 Scheduled Trading Days prior to the Ex-Dividend Date for such issuance or distribution. Once the Company has given such Notice, each Holder may surrender all or any portion of its Notes for conversion at any time until the earlier of (i) the close of business, on the Business Day immediately preceding the Ex-Dividend Date for such issuance or distribution and (ii) the announcement by the Company that such issuance or distribution will not take place, in each case, even if the Notes are not otherwise convertible at such time.”

(f) Section 14.01(b)(iii) of the Indenture is hereby amended and restated in full to read as follows:

“(iii) If (i) a transaction or event that constitutes a Fundamental Change or a Make-Whole Fundamental Change occurs prior to the close of business on the Business Day immediately preceding July 1, 2023, regardless of whether a Holder has the right to require the Company to repurchase the Notes pursuant to Section 15.02, or if the Guarantor is a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of its assets, in each case, pursuant to which the Common Stock would be converted into cash, securities or other assets, all or any portion of a Holder’s Notes may be surrendered for conversion at any time from or after the date that is 50 Scheduled Trading Days prior to the anticipated effective date of the transaction (or, if later, the Business Day after the Guarantor or the Company gives notice of such transaction) until 35 Trading Days after the actual effective date of such transaction or, if such transaction also

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constitutes a Fundamental Change, until the related Fundamental Change Repurchase Date. The Company shall notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) (x) as promptly as practicable following the date the Guarantor or the Company publicly announces such transaction but in no event less than 50 Scheduled Trading Days prior to the anticipated effective date of such transaction or (y) if the Guarantor or the Company does not have knowledge of such transaction at least 50 Scheduled Trading Days prior to the anticipated effective date of such transaction, within one Business Day of the date upon which the Guarantor or the Company receives notice, or otherwise becomes aware, of such transaction, but in no event later than the actual effective date of such transaction.”

(g) Section 14.02(j) of the Indenture is hereby amended and restated in full to read as follows:

“(j) The Company shall not deliver any fractional share of Common Stock upon conversion of the Notes and shall instead pay cash in lieu of delivering any fractional share of Common Stock issuable upon conversion based on the Daily VWAP for the relevant Conversion Date (in the case of Physical Settlement) or based on the Daily VWAP for the last Trading Day of the relevant Observation Period (in the case of Combination Settlement). For each Note surrendered for conversion, if the Company has elected (or is deemed to have elected) Combination Settlement, the full number of shares that shall be issued upon conversion thereof shall be computed on the basis of the aggregate Daily Settlement Amounts for the relevant Observation Period and any fractional shares remaining after such computation shall be paid in cash.”

(h) Section 14.03(e) of the Indenture is hereby amended and restated in full to read as follows:

“(e) The following table sets forth the number of Additional Shares of Common Stock by which the Conversion Rate shall be increased per $1,000 principal amount of Notes pursuant to this Section 14.03 for each Stock Price and Effective Date or Redemption Notice Date, as applicable, set forth below:

Effective Date/Redemption Notice Date
	Stock Price
	$4.92	$5.56	$6.65	$6.94	$7.64	$8.33	$9.72	$10.42	$13.89	$17.36	$20.83	$24.31
December 1, 2018	52.6563	43.1119	31.5174	29.0405	24.0166	20.0472	14.2766	12.1488	5.6851	2.6957	1.1722	1.1722
December 1, 2019	52.6563	43.1119	31.1970	28.4530	23.1565	19.0308	13.1534	11.0323	4.8190	2.1329	0.8564	0.8564
December 1, 2020	52.6563	43.1119	29.6441	26.7336	21.1968	16.9788	11.1580	9.1306	3.5244	1.3559	0.4435	0.4435
December 1, 2021	52.6563	41.8644	25.9832	22.9262	17.2721	13.1448	7.8058	6.0739	1.8043	0.4798	0.0605	0.0605
December 1, 2022	52.6563	35.1900	16.9459	13.8542	8.7277	5.5788	2.3934	1.5974	0.1858	0.0000	0.0000	0.0000
December 1, 2023	52.6563	29.5534	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact Stock Prices and Effective Dates or Redemption Notice Dates may not be set forth in the table above, in which case:

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(i) if the Stock Price is between two Stock Prices in the table above or the Effective Date or Redemption Notice Date, as applicable, is between two dates in the table above, the number of Additional Shares of Common Stock by which the Conversion Rate shall be increased shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the earlier and later dates, as applicable, based on a 365-day year;

(ii) if the Stock Price is greater than $24.31 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares shall be added to the Conversion Rate; and

(iii) if the Stock Price is less than $4.92 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares shall be added to the Conversion Rate.

Notwithstanding the foregoing, in no event shall the Conversion Rate per $1,000 principal amount of Notes exceed 203.1029 shares of Common Stock, subject to adjustment in the same manner as the Conversion Rate pursuant to Section 14.04.”

(i) Sections 14.04(a), 14.04(b), 14.04(c), 14.04(d), 14.04(e), 14.04(i), 14.04(l), 14.06, 14.08 and 14.11 of the Indenture shall be amended to replace references to “the Company” with references to “the Guarantor.”

(j) Section 14.04(h) of the Indenture is hereby amended and restated in full to read as follows:

“(h) In addition to those adjustments required by clauses (a), (b), (c), (d) and (e) of this Section 14.04, and to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Guarantor’s securities are then listed, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Board of Directors determines that such increase would be in the Company’s best interest. In addition, to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Guarantor’s securities are then listed, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event. Whenever the Conversion Rate is increased pursuant to either of the preceding two sentences, the Company shall deliver to the Holder of each Note at its last address appearing on the Note Register a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.”

(k) The first paragraph of Section 14.07(a) of the Indenture is hereby amended and restated in full to read as follows:

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“(a) In the case of:

(i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from subdivision or combination),

(ii) any consolidation, merger or combination or similar transaction involving the Company or the Guarantor,

(iii) any sale, lease or other transfer to a third party of the consolidated assets of the Guarantor and the Guarantor’s Subsidiaries, substantially as an entirety, or the Company and the Company’s Subsidiaries, substantially as an entirety, or

(iv) any statutory share exchange,

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of such Merger Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Merger Event and, prior to or at the effective time of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.01(g) providing for such change in the right to convert each $1,000 principal amount of Notes; provided, however, that at and after the effective time of the Merger Event (A) the Company shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes in accordance with Section 14.02 and (B) (I) any amount payable in cash upon conversion of the Notes in accordance with Section 14.02 shall continue to be payable in cash, (II) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 14.02 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have received in such Merger Event and (III) the Daily VWAP shall be calculated based on the value of a unit of Reference Property.”

(l) Section 14.07(c) of the Indenture is hereby amended and restated in full to read as follows:

“(c) Neither the Company nor the Guarantor shall become a party to any Merger Event unless its terms are consistent with this Section 14.07. None of the foregoing provisions shall affect the right of a Holder to convert its Notes into cash, shares of Common Stock or a combination of cash and shares of Common Stock, as applicable, as set forth in Section 14.01 and Section 14.02 prior to the effective date of such Merger Event.”

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(m) Section 14.10 of the Indenture is hereby amended and restated in full to read as follows:

“Section 14.10. Notice to Holders Prior to Certain Actions. In case of any:

(a) action by the Guarantor or one of its Subsidiaries that would require an adjustment in the Conversion Rate pursuant to Section 14.04 or Section 14.11;

(b) Merger Event; or

(c) voluntary or involuntary dissolution, liquidation or winding-up of the Guarantor or any of its Subsidiaries;

then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Indenture), the Company shall cause to be filed with the Trustee and the Conversion Agent (if other than the Trustee) and to be delivered to each Holder at its address appearing on the Note Register, as promptly as possible but in any event at least 20 days prior to the applicable date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such action by the Guarantor or one of its Subsidiaries or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be determined for the purposes of such action by the Guarantor or one of its Subsidiaries, or (ii) the date on which such Merger Event, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action by the Guarantor or one of its Subsidiaries, Merger Event, dissolution, liquidation or winding-up.”

(n) The first paragraph of Section 17.03 of the Indenture is hereby amended and restated in full to read as follows:

“Section 17.03. Addresses for Notices, Etc. Any notice or demand that by any provision of this Indenture is required or permitted to be given, delivered or served by the Trustee or by the Holders on the Company shall be deemed to have been sufficiently given or made, for all purposes if given, delivered or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed (until another address is filed by the Company or the Guarantor with the Trustee) to Pandora Media, Inc., 2101 Webster Street, Suite 1650, Oakland, California 94612, Attention: General Counsel, with a copy to Sirius XM Holdings Inc., 1290 Avenue of the Americas, 11th Floor, New York, New York 10104, Attention: General Counsel. Any notice, direction, request or demand hereunder to or upon the Trustee shall be deemed to have been sufficiently given, delivered or made, for all purposes, if given, delivered or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed to the Corporate Trust Office or sent electronically in PDF format and received by the Trustee.”

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ARTICLE III

PARENT GUARANTEE

Section 3.1. Guarantee.

(a) Subject to the provisions of this Article III, the Guarantor hereby fully and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns that: (x) the principal of (including the Redemption Price and the Fundamental Change Repurchase Price, if applicable), the Conversion Obligation with respect to, and interest on the Notes shall be duly and punctually paid in full and/or performed in accordance with the terms of this Supplemental Indenture and the Indenture when due, whether at the Maturity Date, upon declaration of acceleration, upon required repurchase, upon redemption, upon conversion or otherwise, and interest on overdue principal and (to the extent permitted by law) any interest, if any, on the Notes, (y) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at the Maturity Date, by acceleration, required repurchase, redemption, conversion or otherwise and (z) all other obligations of the Company to the Holders or the Trustee under this Supplemental Indenture, the Indenture or the Notes (including fees, expenses or other) shall be duly and punctually paid in full or performed, all in accordance with the terms hereof or thereof, subject, however, in the case of clauses (x), (y) and (z) above, to the limitations set forth in Section 3.2 hereof (the obligations set forth in this Section 3.1 collectively, the “Guarantee Obligations”). The Guarantee constitutes a general unsecured and unsubordinated obligation of the Guarantor.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantor will be obligated to pay or perform the same immediately. The Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantor hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, this Supplemental Indenture or the Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantor any amount paid to either the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) This Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation, reorganization, or other similar proceeding, should the Company become insolvent or make an assignment for the

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benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Note Guarantee, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(e) In case any provision of this Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(f) Each payment to be made by the Guarantor in respect of the Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 3.2. Limitation on Guarantor Liability. The Guarantor, and by its acceptance of this Note Guarantee, each Holder, hereby confirms that it is the intention of all such parties that this Note Guarantee of the Guarantor not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy, insolvency or other similar law now or hereafter in effect, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantor hereby agree that the obligations of the Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under such laws, result in the obligations of the Guarantor under the Note Guarantee not constituting a fraudulent transfer or conveyance under applicable local law.

Section 3.3. Execution and Delivery; Notation Not Required. To evidence the Note Guarantee set forth in Section 3.1 hereof, the Guarantor hereby agrees that this Supplemental Indenture shall be executed on behalf of the Guarantor by one or more authorized officers or persons holding an equivalent title. The Guarantor hereby agrees that the Note Guarantee set forth in Section 3.1 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of the Note Guarantee.

Section 3.4. Release of Note Guarantee. Upon the satisfaction and discharge of the Indenture in accordance with Article 3 of the Indenture, the Guarantor will be released and relieved of any obligations under the Note Guarantee.

Section 3.5. Subrogation. The Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by the Guarantor pursuant to the provisions of Section 3.1 hereof; provided that, if an Event of Default has occurred and is continuing, the Guarantor shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

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Section 3.6. Benefits Acknowledged. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the guarantee and waivers made by it pursuant to the Note Guarantee are knowingly made in contemplation of such benefits.

ARTICLE IV

MISCELLANEOUS

Section 4.1. Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 4.2. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and Guarantor and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

Section 4.3. Governing Law. THIS SUPPLEMENTAL INDENTURE, THE NOTE GUARANTEE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE AND THE NOTE GUARANTEE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).

Section 4.4. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 4.5. Effectiveness. This Supplemental Indenture shall become effective upon, without further action by the parties hereto, upon the effectiveness of the Merger, which shall be 8:15 a.m. Eastern time on February 1, 2019 (the “Effective Time”).

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

PANDORA MEDIA, LLC

By: BILLBOARD HOLDING COMPANY, INC., its sole member

By:	/s/ Steve Bené
	Name:	Steve Bené
	Title:	General Counsel and Corporate Secretary

SIRIUS XM HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
	Name:	Patrick L. Donnelly
	Title:	Executive Vice President, General Counsel and Secretary

CITIBANK, N.A., as Trustee

By:	/s/ Danny Lee
	Name:	Danny Lee
	Title:	Senior Trust Officer

SIGNATURE PAGE TO THIRD SUPPLEMENTAL INDENTURE